SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET GLOBAL HIGH INCOME FUND INC.

(Name of Registrant as Specified in Its Charter)

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May 18, 2020

Vote Today to Support the Management Team that is Committed to Enhancing Shareholder Value

Ahead of the Western Asset Global High Income Fund Inc. (the “Fund”) Special Meeting of Shareholders scheduled for June 5, 2020, you are being asked to vote to approve new agreements1 between the Fund and its investment manager and subadvisers that will enable the Fund to continue to operate and deliver the returns you rely on.

Vote “FOR” the new agreements with the Fund’s investment manager and subadvisers that are building on the Fund’s proven track record of significant value creation by…

Delivering a 1-year annualized distribution[2] of 9.56% as of April 30, 2020, an increase from 7.66% as of the same period in 2019	Delivering 5- and 10-year annualized total returns[2] of 3.80% and 6.03%, respectively, above its benchmark[3] averages of 3.46% and 5.00% over the same time periods

Outperforming[2] Lipper Peer Group[4] averages across key timeframes, including 1.14% vs. -1.39% on a 3-year basis, 3.80% vs. 2.24% on a 5-year basis, 2.21% vs. 1.30% on a 7-year basis, and 6.03% vs. 5.15% on a 10-year basis

If these new agreements are not approved, the Fund may be forced to liquidate, which could result in serious negative implications for long-term shareholders such as a significant loss of shareholder value, the discontinuation of the Fund’s distributions and negative tax consequences.

Protect the Value of Your Investment — Vote the WHITE Proxy Card Today

The Fund’s Board of Directors unanimously recommends that you vote on the WHITE proxy card “FOR” the approval of the new management agreement for the Fund’s investment manager and the new subadvisory agreement for the Fund’s subadvisers to ensure shareholders receive uninterrupted value.

Your Vote is Important, No Matter How Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A Incorporated	Shareholders Call Toll Free: (877) 750-0537 Banks and Brokers Call: (212) 750-5833

REMEMBER We urge you NOT to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card.

Notes

1 Due to the “change of control” resulting from the pending combination of Legg Mason Inc. (“Legg Mason”), the parent company of the Fund’s investment manager and subadvisers, and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton.

2 Based on market price for the period ended April 30, 2020.

3 The benchmark is based on a blend, in equal parts, of the Bloomberg Barclays U.S. Corporate High Yield — 2% Issuer Cap Index, the Bloomberg Barclays U.S. Aggregate Index, and the JPMorgan Emerging Markets Bond Index Global (EMBI Global). Additional information about the indexes can be found in the Fund’s annual shareholder report. Additional information about the Fund’s performance and about the history of the Board and the Fund’s management generating strong investor returns is included in the Fund’s Proxy Statement and in the Fund’s annual shareholder report.

4 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information.

Forward Looking Statement

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.